UNITED STATES
               	SECURITIES AND EXCHANGE COMMISSION
                  		Washington, D.C. 20549

                      			  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 33-91350

                       			PERRY & CO.
    (Exact name of registrant as specified in its charter)

          	2635 Century Parkway, N.E., Suite 1000
          	Atlanta, Georgia 30345
	          (404) 321-5347
	         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             	One-Year Subordinated Secured Notes
     (Title of each class of securities covered by this form)

                      			None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


The appropriate rule provision relied upon to terminate or suspend the duty to file reports is Rule 15d-6.

The approximate number of holders of record as of the certification or notice date is 60.

Pursuant to the requirements of the Securities Exchange Act of 1934, Perry & Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 22, 1997         By:  /s/ H. Grady Thrasher, III
                                 --------------------------------